Exhibit 10.8

SALES COOPERATION FRAME AGREEMENT

Consignor: Changshu Huaye Steel Strip Co., Ltd. (“Party A”)
Consignee: Shanghai Huaye Iron & Steel Group Co., Ltd. (“Party B”)

Based on the friendly negotiation and mutual benefits, the Parties reach the following agreement concerning sales cooperation between the Parties:

1.	Party A agrees to entrust Party B as its sales agent to sell the products manufactured by Party A.

2.
Party B may, under its own name, negotiate and execute relevant contracts with the clients, provided that major contract provisions such as the types, specifications, unit price of the purchased source materials shall be notified to and agreed by Party A before any final agreement is executed. Party B shall be solely responsible for any failure of performing any sales contract executed by Party B without consent of Party A.

3.	Entrusted products shall be delivered at the location of Party A. Where the products shall be delivered to the location of Party B, Party B shall be responsible for the transportation.

4.
Party A shall deduct 5‰ from the unit sales price of Party B when selling the products to Party B and the deducted 5‰ is the commission to Party B. The detailed settlement and payment method shall be negotiated by the Parties upon delivery of products to Party B.

5.
The term of this Agreement is one year, starting from January 1, 2007 and ending on December 31, 2007. This Agreement will be automatically terminated upon expiry. Where the Parties decide to continue the cooperation, a separate agreement shall be reached one month before the expiry of this Agreement.

6.
For any issues that are not covered under this Agreement, the Parties may conduct further negotiation. Where such issues cannot be settled through negotiation, they shall be subject to the Contract Law.

7.	This Agreement is made in two originals, with each party holding one. This Agreement shall take effective upon execution.

Changshu Huaye Steel Strip Co., Ltd.	Shanghai Huaye Iron & Steel Group Co., Ltd.
(Corporate Seal) Dated: December 7, 2006	(Corporate Seal) Dated: December 7, 2006